Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$500,000,000

6.50% SUBORDINATED NOTES, DUE SEPTEMBER 2037

FINAL TERM SHEET

Dated September 6, 2007

Issuer:	Bank of America Corporation

Ratings:	Aa2 (Moody’s)/AA- (S&P)/AA- (Fitch)

Title of the Series:	6.50% Subordinated Notes, due September 2037

Aggregate Principal Amount Initially Being Issued:	$500,000,000

Issue Price:	99.424%

Trade Date:	September 6, 2007

Settlement Date:	September 11, 2007 (DTC)

Maturity Date:	September 15, 2037

Ranking and Subordination:	The Notes are subordinated debt securities, and will be subordinated in the right of payment to all of the Issuer’s senior indebtedness. As of June 30, 2007, the Issuer had $284.3 billion of indebtedness that would rank senior to the subordinated notes, including the indebtedness of its subsidiaries.

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	30/360

Record Dates:	For book-entry only notes, one business day prior to the applicable interest payment date.

Interest Rate:	6.50%

Interest Payment Dates:	March 15 and September 15 of each year, beginning March 15, 2008.

Interest Periods:	Semi-annually. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, March 15, 2008, the initial interest payment date. The subsequent interest periods will be the periods from, and including, the applicable interest payment date to, but excluding, the next interest payment date or the Maturity Date.

Optional Redemption:	None

Listing:	None

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Bear, Stearns & Co. Inc.
Deutsche Bank Securities Inc.
Loop Capital Markets, LLC
The Williams Capital Group, L.P.

CUSIP:	060505 DL5

ISIN:	US060505DL55

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

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